SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2012

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

On July 12, 2012, the Board of Directors of Levi Strauss & Co. affirmed that Director Leon J. Level will retire from the Board upon his 72nd birthday on December 30, 2012 in accordance with the Company’s director retirement policy. Mr. Level is currently Chairman of the Board’s Audit Committee and a member of the Board’s Finance Committee. His successor to those committees will be reviewed by the Board and determined prior to his effective retirement date. The Board also affirmed that Chairman Emeritus and Director Robert D. Haas will retire on his 72nd birthday on April 3, 2014 in accordance with the Company’s director retirement policy. The Board intends to elect Miriam L. Haas effective on the date of his retirement to fill the vacancy to be left by Mr. Haas. Mr. Haas is currently a member of the Board’s Human Resources Committee, Finance Committee and Nominating, Governance & Corporate Citizenship Committee. Ms. Haas’ committee membership will be considered at the time she is elected to the Board.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 12, 2012, the Board of Directors of Levi Strauss & Co. amended and restated the Company’s By-laws, effective immediately, primarily to revise Article II, Section 1 to include a process by which stockholders provide advance notice of stockholder proposals to be brought before an annual stockholders meeting. A copy of the Amended and Restated By-laws is filed herewith.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

3.2	Amended and Restated By-Laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: July 16, 2012	By:	/s/ Heidi L. Manes
	Name:	Heidi L. Manes
	Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

3.2	Amended and Restated By-Laws.